Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272939

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED DECEMBER 18, 2025)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated December 18, 2025 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on January 20, 2026 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias, Avenue Kifissia 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form  40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Vessel Acquisition Agreement

C3is Inc. (the “Company”) has entered into an agreement to acquire a 2011 South Korean-built product tanker with 47,203 deadweight tons (dwt) capacity for a purchase price of $22.9 million, from an entity affiliated with Brave Maritime Corp Inc. The transaction with Brave Maritime, which is affiliated with members of the Vafias family, was approved by the independent directors of the Company, which obtained independent valuations of the vessel, and used the average price of these valuations.

The vessel is expected to be delivered between Q1 and Q2 2026. The Company has the option to pay for the vessel one year after the date of the purchase agreement, without interest.

Following this vessel delivery, and assuming no further acquisitions or dispositions other than the pending product tanker acquisition previously announced, the Company’s fleet will total 6 vessels, three Handysize drybulk carriers with a total capacity of 97,664 dwt, an Aframax oil tanker with a capacity of approximately 115,800 dwt and two product tankers with a capacity of approximately 97,203 dwt, resulting in a fleet total capacity of 310,667 dwt.

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This report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (Reg. No. 333-273306) filed with the Securities and Exchange Commission on July 18, 2023 and Registration Statement on Form F-3 (Reg. No. 333- 285135) filed with the Securities and Exchange Commission on February 21, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 20, 2026

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer